Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOLIV, INC.

AUTOLIV, INC., a Delaware corporation and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The amendment to the Corporation’s Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SECOND: Article FIFTH of the Corporation’s Restated Certificate of Incorporation is amended and restated in its entirety to read in its entirety as follows:

“FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) a. Number, election and terms of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the number of directors which the Corporation would have if there were no vacancies (the “Whole Board”). The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall, until the election of directors at the annual meeting of stockholders to be held in 2017, be divided, with respect to the time for which they severally hold office, into three classes. The term of office for the class of directors elected at the 2012 annual meeting of stockholders shall expire at the 2015 meeting; the term of office for the class of directors elected at the 2013 annual meeting of stockholders shall expire at the 2016 meeting; and the term of office for the class of directors elected at the 2014 annual meeting of stockholders shall expire at the 2017 meeting, with the members of each class to hold office until their successors are elected and qualified. Commencing at the 2015 annual meeting of stockholders, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the classification of the directors shall terminate and all directors shall be elected annually and serve until the next annual meeting of stockholders or until their earlier death, resignation, removal or disqualification. At each annual meeting of stockholders, directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

b. Stockholder nomination of director candidates and introduction of business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

c. Newly created directorships and vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum of the Board, and any director so chosen shall hold office until such director’s successor shall have been duly elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

d. Removal. Subject to the rights of the holders of any class or series of Preferred Stock, (i) until the election of directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, and (ii) from and after the election of the directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 80 percent of the voting power of all the then-outstanding shares of Voting Stock, voting together as a single class.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL and this Certificate of Incorporation.”

IN WITNESS WHEREOF, the undersigned officer of the Corporation has caused this Certificate of Amendment to be executed this 6th day of May, 2014.

AUTOLIV, INC.

By:	/s/ Anthony J. Nellis
Name:	Anthony J. Nellis
Title:	Interim Vice President for Legal Affairs, General Counsel and Secretary

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